LightPath Technologies Announces Fiscal 2014 First Quarter Financial Results

ORLANDO, Fla., Nov. 7, 2013 /PRNewswire/ -- LightPath Technologies, Inc. ("LightPath", the "Company" or "we") (NASDAQ: LPTH), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today the financial results for its fiscal year 2014 first quarter ended September 30, 2013.

First Quarter Highlights:

  Revenue for the first quarter of fiscal 2014 was $2.81 million compared to $2.89 million for the first quarter of fiscal 2013. Revenue first quarter of fiscal 2013 benefited from a large purchase order related to work under the Defense Advanced Research Projects Agency's ("DARPA") development program.
  Revenue for our precision molded optics increased 6% from the first quarter of 2013.
  Gross margin for the quarter increased to 47% as compared to 41% for the first quarter of fiscal 2013.
  Cash on hand as of September 30, 2013 was $2.88 million as compared to $1.57 million on June 30, 2013.
  Net loss was $80,000 or $0.01 per common share, basic and diluted, for the first quarter of fiscal 2014 compared to net income of $101,000 or $0.01, basic and diluted, for the first quarter of fiscal 2013.
  Adjusted earnings before interest, taxes, depreciation, amortization and change in fair value of warrant liability ("Adjusted EBITDA") was approximately $168,000 for the first quarter of fiscal 2014.
  Backlog increased by 7% from June 30, 2013 to approximately $4.42 million as of September 30, 2013.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We continue to experience robust demand for and interest in our two primary business lines – precision molded optics and infrared products. The first quarter is representative of the improvements we have made and continue to make in our business. Adjusting our operating results to look at our underlying on-going performance by removing the revenue from the DARPA project and the effects from the change in the fair value of warrants issued in our June 2012 private placement, we see a strong and improving business. Revenue grew 6% for our precision molded optics from the first quarter of fiscal 2013."

"Other areas of progress include measures to improve profitability. Gross margin has consistently improved, with an increase of 31% from the gross margin for fiscal 2012 compared to our most recently completed quarter. The gross margin in the first quarter of fiscal 2014 was 47%, a substantial improvement from 36% for fiscal 2012 and 44% for fiscal 2013."

"The combination of higher top line performance and improved profitability has led to an increase in cash flow generation. As compared with the average cash generated by operations of approximately $101,000 per quarter in fiscal 2012 and approximately $140,000 per quarter in fiscal 2013, we generated cash flow from operations of approximately $251,000 in the first quarter of fiscal 2014. Sales volume of precision molded optics was 530,000 lenses in the fist quarter of fiscal 2014, as compared to an average of 408,000 lenses per quarter in fiscal 2012, and an average of 550,000 lenses per quarter in fiscal 2013."

"These improvements have been partially offset by the lower prices associated with our shift to high volume applications, albeit at very good margins. As the low-cost, high volume business segment becomes a larger percentage of our overall business, the average selling prices, which are on average approximately 13% lower, impacts our rate of revenue growth. In the first quarter of fiscal 2014, our improved cash flow allowed us to further invest in the expansion of our global sales and marketing efforts, increase our production capacity, and broaden our precision molded optics and infrared product lines. These investments better position the Company to take advantage of anticipated sales growth."

"As a result, our expenses were approximately $176,000, or 15%, higher in the first quarter of fiscal 2014 as compared to the first quarter last year. One half of this increase was due to a reclassification of several members of the R&D staff whose salaries were charged to cost of goods sold while working on the DARPA project last year and an increase in fees and sales tax on capital purchases for investments increasing our capacity to support current and anticipated growth. The remainder of the increase was for continued investment in our infrared business. These investments in our future, which led to a modest loss in the first quarter, are a necessary trade-off such that we may be positioned to capitalize on numerous market expansion opportunities that we believe will lead to meaningful returns on investment going forward."

"New orders received in the first quarter of fiscal 2014 recovered from the fourth quarter of fiscal 2013 to $3.5 million, but a de-booking of $300,000 from one of our digital projector customers, who cancelled the order due to technical issues unrelated to the optics, brought net bookings to $3.2 million. This strong order performance increased our 12-month backlog as of September 30, 2013 to $4.42 million, an increase of 7% as compared to June 30, 2013."

"In our fourth quarter of fiscal 2013 we outlined the major market drivers for our business which primarily revolve around optical network expansion to support increasing bandwidth demand. We continue to see this growth in our business, particularly in China and other Asia/Pacific markets. New orders from China sales increased 33% in the first quarter of fiscal 2014 as compared to last year's quarterly average and we anticipate this to continue to grow during the balance of this fiscal year. We remain confident in our growth prospects going forward with burgeoning demand for our precision molded optics and increasing interest in our infrared product line."

Financial Results for Three Months Ended September 30, 2013

Revenue for the first quarter of fiscal 2014 totaled approximately $2.81 million compared to approximately $2.89 million for the first quarter of fiscal 2013, a decrease of 3%. The decrease from the first quarter of the prior fiscal year was attributable to revenue in the prior period of $253,000 for a large purchase order from a customer in connection with the DARPA Low Cost Thermal Imaging Manufacturing Program, partially offset by an increase in sales for the Company's precision molded lenses for the telecommunications market.

Revenue for precision molded optics increased 6% compared to the first quarter of fiscal 2013. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, driven by the telecommunications sector's need for expanded infrastructure to support mobile internet demand; the industrial tool sector, which is benefiting from an improving Chinese market; demand for fiber laser delivery systems; and entry into the digital projection market. Infrared products, now being designed and introduced, are expected to accelerate the Company's growth more meaningfully during the balance of fiscal 2014.

The gross margin as a percentage of revenue in the first quarter of fiscal 2014 was 47%, up from 41% in the first quarter of fiscal 2013 and an improvement from 45% in the fourth quarter of fiscal 2013. Total manufacturing costs of $1.49 million decreased by approximately $223,000 in the first quarter of fiscal 2014 as compared to the same period of the prior fiscal year due to a decrease of $166,000 in direct costs associated with the DARPA related purchase order and lower coating costs for molded optics.

Selling, general and administrative expenses were $1.08 million for the first quarter of fiscal 2014, an increase of approximately 10% from the prior quarter. Total costs and expenses were $1.38 million in the first quarter of fiscal 2014, an increase of $177,000, or nearly 15%, from $1.20 million in the same period of the prior year. The increase in expenses reflects the Company's growth strategies that include a global sales and marketing expansion, as well as new product development expenses which increased 39% year-over-year. New products for the infrared business include lines for thermal imaging cameras, gas sensing devices, night vision systems, automotive driver awareness systems, thermal weapon gun sights and infrared counter measure systems, among others. Total operating loss for the first quarter of fiscal 2014 was approximately $62,000 as compared to a loss of $27,000 for the same period in fiscal 2013.

In the first quarter of fiscal 2014, the Company recognized a non-cash expense of approximately $19,000 related to the change in the fair value of derivative warrants issued in connection with a private placement of securities in June 2012. In the first quarter of fiscal 2013, the Company recognized non-cash income of $96,000 for the change in fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the first quarter of fiscal 2014 was $(80,000) (including the $19,000 non-cash expense for the change in the fair value of the warrant liability) or $(0.01) per basic and diluted common share, compared with net income of $101,000 (including the $96,000 non-cash income for the change in the fair value of the warrant liability) or $0.01 per basic and diluted common share for the same period in fiscal 2013. Non-GAAP net loss, excluding the change in the fair value of the warrant liability, for the first quarter of fiscal 2014 was $(61,000) or $0.00 per share compared to non-GAAP net income of $5,000 or $0.00 per share in the first quarter of fiscal 2013.

Weighted-average basic shares outstanding increased to 13,567,712 in the first quarter of fiscal 2014 from 11,771,902 in the first quarter of fiscal 2013. The increase in weighted-average shares outstanding was primarily due the issuance of shares of common stock related the conversion of debentures to common stock, exercises of warrants, and shares issued for the Company's employee stock purchase plan.

Cash and cash equivalents totaled approximately $2.88 million as of September 30, 2013 from $1.57 million at the beginning of the fiscal year. The increased cash balance led to an improvement in the Company's current ratio as of September 30, 2013 which was 4.06:1 as compared to 3.75:1 as of June 30, 2013. Total stockholders' equity as of September 30, 2013 was approximately $6.99 million compared to $5.43 million as of June 30, 2013.

As of September 30, 2013, the Company's 12-month backlog was $4.42 million compared to $4.14 million as of June 30, 2013.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 7, at 4:30 p.m. EST to discuss the Company's financial and operational performance for the first quarter of fiscal 2014.

Conference Call Details
Date: Thursday, November 7, 2013
Time: 4:30 p.m. EST
Dial-in Number: 1-800-870-4263
International Dial-in Number: 1-412-317-0790
Webcast: http://www.videonewswire.com/event.asp?id=96605

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the call. A transcript archive of the conference call will be available for viewing or download from the Company's website at www.lightpath.com shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

LightPath prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The discussions of the Company's results as presented in this release include use of non-GAAP measures "EBITDA" and "gross margin," as well as an adjusted Non-GAAP net income. Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the Company's cost structure and provides funds for our total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, loss on extinguishment of debt, change in fair value of warrants and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. The Company uses EBITDA for evaluating the relative underlying performance of its core operations and for planning purposes. The Company calculates EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA." EBITDA calculations can be found at the end of the tables that follow.

Non-GAAP net income excludes the non-cash impact from mark-to-market adjustments related to the Company's warrants issued in connection with the Company's private placement in June of 2012. The Company believes that this non-GAAP measure is helpful in understanding the Company's underlying operating results. Non-GAAP net income is not in accordance with, or an alternative to GAAP net income (net loss) and may not be comparable to information provided by other companies.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
407-382-4003	407-382-4003 x305
jgaynor@lightpath.com	dcipolla@lightpath.com
www.lightpath.com	www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com
www.darrowir.com

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(Unaudited)
	September 30,	June 30,
Assets	2013	2013
Current assets:
Cash and cash equivalents	$2,879,201	$1,565,215
Trade accounts receivable, net of allowance of $10,659 and $20,617	1,997,143	2,126,907
Inventories, net	2,091,063	1,770,681
Other receivables	253,530	353,530
Prepaid expenses and other assets	356,504	262,236
Total current assets	7,577,441	6,078,569

Property and equipment, net	2,257,479	2,235,781
Intangible assets, net	27,180	35,397
Other assets	27,737	27,737
Total assets	$9,889,837	$8,377,484
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,236,020	$1,065,651
Accrued liabilities	64,564	110,628
Accrued payroll and benefits	557,762	440,462
Deferred revenue	1,966	1,966
Capital lease obligation, current portion	6,196	3,602
Total current liabilities	1,866,508	1,622,309

Capital lease obligation, less current portion	10,618	3,302
Deferred rent	180,971	220,216
Warrant liability	843,903	1,102,021
Total liabilities	2,902,000	2,947,848

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 13,794,114 and 12,958,239
shares issued and outstanding, respectively	137,941	129,582
Additional paid-in capital	211,265,624	209,645,126
Accumulated other comprehensive income	62,425	52,736
Accumulated deficit	(204,478,153)	(204,397,808)
Total stockholders' equity	6,987,837	5,429,636
Total liabilities and stockholders' equity	$9,889,837	$8,377,484

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income

	(Unaudited)
	Three months ended
	September 30,
	2013	2012
Product sales, net	$ 2,809,712	$2,891,054
Cost of sales	1,490,642	1,713,742
Gross margin	1,319,070	1,177,312
Operating expenses:
Selling, general and administrative	1,076,622	982,455
New product development	294,955	212,457
Amortization of intangibles	8,217	8,217
Loss on disposal of property and equipment	1,058	702
Total costs and expenses	1,380,852	1,203,831
Operating loss	(61,782)	(26,519)
Other income (expense):
Interest expense	(172)	(30,440)
Interest expense - debt costs	(5,050)	(866)
Change in fair value of warrant liability	(18,952)	95,784
Other income (expense), net	5,611	63,262
Total other income (expense), net	(18,563)	127,740

Net income (loss)	$ (80,345)	$ 101,221
Income (loss) per common share (basic)	$ (0.01)	$ 0.01
Number of shares used in per share calculation	13,567,712	11,771,902
(basic)
Income (loss) per common share (diluted)	$ (0.01)	$ 0.01
Number of shares used in per share calculation	13,567,712	12,698,704
(diluted)

Foreign currency translation adjustment	9,689	(3,157)
Comprehensive income (loss)	$ (70,656)	$ 98,064

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income (loss)	$ (80,345)	$ 101,221
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	223,948	208,637
Loss on disposal of property and equipment	1,058	702
Stock based compensation	69,828	60,814
Provision for doubtful accounts receivable	5,849	(623)
Change in fair value of warrant liability	18,952	(95,784)
Deferred rent	(39,245)	(12,605)
Changes in operating assets and liabilities:
Trade accounts receivables	123,915	51,556
Other receivables	100,000	(205,021)
Inventories	(320,382)	(87,617)
Prepaid expenses and other assets	(94,268)	(73,976)
Accounts payable and accrued liabilities	241,605	68,554
Deferred revenue	—	(37,750)
Net cash provided by (used in) operating activities	250,915	(21,026)
Cash flows from investing activities
Purchase of property and equipment	(225,515)	(171,069)

Cash flows from financing activities
Proceeds from sale of common stock from employee stock purchase plan	2,512	3,794
Proceeds from exercise of warrants, net of costs	1,279,447	—
Payments on capital lease obligations	(3,062)	(900)
Net cash provided by financing activities	1,278,897	2,894
Effect of exchange rate on cash and cash equivalents	9,689	(3,157)
Change in cash and cash equivalents	1,313,986	(192,358)
Cash and cash equivalents, beginning of period	1,565,215	2,354,087
Cash and cash equivalents, end of period	$2,879,201	$2,161,729

Supplemental disclosure of cash flow information:
Interest paid in cash	$ 175	$ 1,380
Income taxes paid	2,166	1,736
Supplemental disclosure of non-cash investing & financing activities:
Prepaid interest on convertible debentures through the issuance of common stock	—	87,000
Purchase of equipment through capital lease arrangement	12,972	—

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Three Months ended September 30, 2013
		(Unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2013	12,958,239	$ 129,582	$ 209,645,126	$ 52,736	$(204,397,808)	$ 5,429,636
Issuance of common stock for:
Employee stock purchase plan	3,539	35	2,477	—	—	2,512
Exercise of warrants, net of costs	832,336	8,324	1,271,123	—	—	1,279,447
Reclassification of warrant liability
upon warrant exercise	—	—	277,070	—	—	277,070
Stock based compensation on stock
options and restricted stock units	—	—	69,828	—	—	69,828
Net loss	—	—	—	—	(80,345)	(80,345)
Foreign currency translation adjustment	—	—	—	9,689	—	9,689

Balance at September 30, 2013	13,794,114	$ 137,941	$ 211,265,624	$ 62,425	$(204,478,153)	$ 6,987,837

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)
	Three months ended
	September 30,
	2013	2012

Net income (loss)	$ (80,345)	$ 101,221
Depreciation and amortization	223,948	208,637
Interest expense	5,222	31,306
EBITDA	$ 148,825	$ 341,164
Change in fair value of warrant liability	18,952	(95,784)
Adjusted EBITDA	$ 167,777	$ 245,380